UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2008

EPICEPT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51290	52-1841431
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road Tarrytown, NY	10591
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 606-3500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 19, 2008, the Board of Directors of EpiCept Corporation (the “Company”) approved the Company’s 2009 Employee Stock Purchase Plan (the “2009 Plan”), including the reservation of 1,000,000 shares of the Company’s common stock, par value $0.0001 (the “Common Stock”), for issuance thereunder. A registration statement on Form S-8 with respect to the plan was filed on December 23, 2008. The 2009 Plan is intended to comply with the provisions of Section 423 of the Internal Revenue Code of 1986, as amended. The 2009 Plan will become effective on January 1, 2009, and is subject to stockholder approval.

The foregoing description of the 2009 Plan is qualified in its entirety by reference to the full text of the 2009 Plan, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Item 8.01 Other Events.

On December 23, 2008, the Company received a letter from the Nasdaq Listing Qualifications Department stating that Nasdaq determined to extend its suspension of the bid price and market value of publicly held shares requirements through Monday, April 20, 2009. As a result, all companies presently in a bid price or market value of publicly held shares compliance period will remain at that same stage of the process and will not be subject to being delisted for these concerns.

As previously disclosed, Nasdaq Listing Qualifications Department notified the Company in April 2008 that the Company was not in compliance with certain continued listing requirements because (i) the market value of the Company’s listed securities fell below $35 million for ten consecutive business days (pursuant to Rule 4310(c)(3)(B) of the Nasdaq Marketplace Rules), and (ii) the bid price of the Company’s common stock closed below the minimum $1.00 per share requirement for 30 consecutive business days (pursuant to Marketplace Rule 4310(c)(4)). On May 7, 2008, the Company was notified by the Nasdaq Listing Qualifications Department that the Company had not regained compliance with the continued listing requirements of The Nasdaq Capital Market and that the Company’s securities were subject to delisting from The Nasdaq Capital Market. On May 14, 2008, the Company requested a hearing to review this determination, which was held on June 12, 2008. On August 6, 2008, the Company received a letter from the Nasdaq Office of the General Counsel stating that the Nasdaq Hearings Panel had granted the Company’s request for continued listing on The Nasdaq Stock Market, subject to the Company’s ability to (i) maintain a market value of listed securities above $35 million for ten (10) consecutive trading days, on or before August 29, 2008, and (ii) comply with all requirements for continued listing on The Nasdaq Stock Market. The market value of the Company’s listed securities exceeded $35 million for the five trading days ending August 7, 2008.

On October 22, 2008, the Company received a letter from the Nasdaq Listing Qualifications Department stating that given the extraordinary market conditions, Nasdaq determined on October 16, 2008 to suspend enforcement of the bid price and market value of publicly held shares requirements through Friday, January 16, 2009. As a result, all companies presently in a bid price or market value of publicly held shares compliance period will remain at that same stage of the process and will not be subject to being delisted for these concerns. However, since the Company had no calendar days remaining in its compliance period as of October 16th, Nasdaq stated it would determine, upon reinstatement of the rules, whether (i) the Company maintains a minimum bid price of $1.00 per share for a minimum of 10 consecutive trading days, in which case the Company will regain compliance, or (ii) the Company meets The Nasdaq Capital Market initial listing criteria, except for the bid price requirement, in which case the Company will be granted an additional 180 calendar day compliance period. If the Company does not regain compliance during the specified period, it may be delisted.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	EpiCept Corporation 2009 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s S-8 filed December 23, 2008).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICEPT CORPORATION

By: /s/ Robert W. Cook
Name: Robert W. Cook
Title: Chief Financial Officer

Date: December 23, 2008

EXHIBIT INDEX

No.	Description

10.1	EpiCept Corporation 2009 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s S-8 filed December 23, 2008).

5